Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Rogers Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rate(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Capital stock, par value $1.00 per share, reserved for issuance pursuant to the Rogers Corporation 2019 Long-Term Equity Compensation Plan (the “Plan”)	Rule 457(c) and Rule 457(h)	50,941(2)	$87.575	$4,461,158.08	0.0001531	$683.00
	Total		50,941		$4,461,158.08		$683.00
	Total Fee Offsets						—
	Net Fee Due						$683.00

 (1) In the event of a stock split, stock dividend or similar transaction involving the Registrant’s capital stock, par value $1.00 per share (“common stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Represents shares of common stock that have become available for future issuance under the Plan by reason of awards under the Plan having been canceled, expired, terminated, forfeited, lapsed or settled in cash.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on February 21, 2025.